Ex-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Manning & Napier Fund, Inc.—International Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 28, 2011